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                                                                      Exhibit 21



                   Significant Subsidiaries of the Registrant

      All of the Company's subsidiaries listed below are wholly owned and incorporated in the state of Minnesota,
   except for Beautiful Images, Inc., which is incorporated in the state of
                                   Delaware.


                        ValueVision Acquisition I Corp.
                               VVI Baytown, Inc.
                               VVI Seattle, Inc.
                                 VVI LPTV, Inc.
  ValueVision Direct Marketing Company, Inc. (d/b/a "Montgomery Ward Direct")
                             Beautiful Images, Inc.
                             Catalog Ventures, Inc.
                         VVI Fulfillment Center, Inc.